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                                                                      EXHIBIT 99
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[TELXON LOGO]

                                                                    NEWS RELEASE



             TELXON REJECTS SYMBOL $40 CASH PROPOSAL DESPITE EFFORTS
                  TO DETERMINE IF A FRIENDLY DEAL COULD BE DONE

     JUNE 5, 1998 - - AKRON, OHIO - - Telxon Corporation (Nasdaq - NNM: TLXN) announced today that its board of directors has unanimously rejected an unsolicited $40 cash proposal from Symbol Technologies (NYSE: SBL), received on June 1. This rejection follows several private discussions with Symbol in an attempt to reach a mutual agreement.

     Frank Brick, Telxon president and chief executive officer, said that Telxon's board of directors rejected the $40 cash proposal. He added that a second Symbol proposal, also received on June 1, involving a combination of cash/stock did not contain enough information to be considered by the Telxon board.

     Brick said that the Telxon board, recognizing its fiduciary responsibilities, had authorized management to meet with Symbol following the rejection of an earlier proposal from Symbol to acquire Telxon for $38 per share cash.

     According to Brick, Telxon's board determined following those discussions that, notwithstanding the non-publicly available information to which it has access, Symbol is unwilling to offer Telxon's shareholders a proposal that gives them fair value for their shares.

     Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company

             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                         800-800-8001/Fax (330) 664-2058


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integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's web site address is: www.telxon.com.

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For corporate information:

Alex Csiszar
Senior Director, Investor Relations
Telxon Corporation
(330) 664-2961
(800) 800-8001